Exhibit 99.3

Merck Twitter post:

Today we announced that we have entered into a definitive agreement to acquire

@AcceleronPharma to complement and strengthen our #cardiovascular pipeline. Learn more: http://merck.us/39Td5p6 $MRK

Merck LinkedIn post:

Today we announced that we have entered into a definitive agreement to acquire Acceleron Pharma to complement and strengthen our cardiovascular pipeline. Learn more: merck.us/39Td5p6

Robert M. Davis LinkedIn Post:

Consistent with our mission of saving and improving lives by applying compelling science to address unmet medical needs, I am pleased to announce our planned acquisition of Acceleron Pharma to bolster our cardiovascular portfolio and pipeline, building upon our deep legacy and expertise in cardiovascular disease: https://www.merck.com/news/merck-to-acquire-acceleron-pharma-inc/

Merck Twitter Post:

Today’s announcement to acquire @AcceleronPharma will build upon our proud legacy in cardiovascular disease. Hear more from our CEO & President Rob Davis and read more here: http://merck.us/39Td5p6 [Video Clip]

Merck LinkedIn Post:

Today’s announcement to acquire Acceleron Pharma will build upon our proud legacy in cardiovascular disease. Hear more from our CEO & President Rob Davis and read more here: http://merck.us/39Td5p6 [Video Clip]